DYNATRONICS CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                November 20, 2001



TO THE SHAREHOLDERS OF DYNATRONICS CORPORATION:

         Please take notice that the Annual Meeting of Shareholders of Dynatronics Corporation, a Utah corporation (the "Company"), will be held at 7030 Park Centre Drive, Salt Lake City, Utah, 84121, as provided by the bylaws of the Company, as amended, on Tuesday, November 20, 2001, at 4:00 p.m., Mountain Standard Time, for the following purposes:

1. To elect a Board of seven directors to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed;

2. To consider and act upon a proposal to extend the term of the Company's 1992 Stock Option Plan to September 18, 2011;

3. To consider and act upon a proposal that the shareholders ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2002; and

4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

    The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement that is attached to and made a part of this Notice.

         Only shareholders of record at the close of business on Tuesday, October 9, 2001 will be entitled to vote at this meeting. A list of shareholders entitled to vote will be available for inspection at the office of the Company for ten days prior to the Annual Meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                                   /s/ Bob Cardon
                                                 -------------------------------
                                                 Bob Cardon, Corporate Secretary

Salt Lake City, Utah
October 23, 2001


                              IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope. Your proxy will not be used if you are present at the meeting and desire to vote your shares personally. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                 PROXY STATEMENT

                             DYNATRONICS CORPORATION
                             7030 Park Centre Drive
                           Salt Lake City, Utah 84121

Solicitation of Proxies

         This Proxy Statement is furnished pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the solicitation of proxies in the enclosed form for use in voting at the Annual Meeting of Shareholders of Dynatronics Corporation, a Utah corporation, ("Dynatronics" or the "Company") to be held at 7030 Park Centre Drive, Salt Lake City, Utah 84121, at 4:00 p.m. (Mountain Daylight Time), on Tuesday, November 20, 2001, and at any and all adjournments or postponements thereof. This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy will be provided to shareholders of record as of October 9, 2001. This Proxy Statement, the enclosed proxy card and the Annual Report to Shareholders will be mailed on or about October 23, 2001 to shareholders entitled to vote at the meeting.

    The Company will pay the cost of preparing and disseminating this information. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of common stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

         ANY SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANYTIME BEFORE IT IS EXERCISED BY GIVING ANOTHER PROXY OR BY LETTER OR TELEGRAM DIRECTED TO THE COMPANY.

            THE SOLICITATION OF PROXIES TO WHICH THIS PROXY STATEMENT RELATES IS BEING MADE ON BEHALF OF THE COMPANY BY ITS BOARD OF DIRECTORS.

Voting

         The matters to be considered and voted upon at the Annual Meeting will be:

1. Election of seven directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2. Extension of the termination date of the Company's Stock Option Plan from August 18, 2002 to September 18, 2011;

3. Ratification of the selection of KPMG LLP as the independent public accountants of the Company; and

4. Transaction of such other business as may properly come before the meeting.

         It is important that you promptly return your proxy. You are requested to vote, sign, date and return the proxy in the enclosed self-addressed envelope. Shares of common stock will be voted in accordance with the instructions indicated on properly executed proxies. If no instructions are indicated, those shares will be voted "FOR" the election of each of the seven nominees for director, "FOR" the extension of the termination date of the Company's Stock Option Plan to September 18, 2011, "FOR" the ratification of the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending June 30, 2002, and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting.

            The close of business on October 9, 2001 has been fixed as the "Record Date" for determining shareholders entitled to receive notice of and to vote at the meeting. At the close of business on the Record Date, Dynatronics had 8,843,010 issued and outstanding shares of common stock, no par value, all of which are entitled to vote and be voted at the meeting. Each share is entitled to one vote and only shareholders of record of the Company's common stock as of the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. Shareholders will not be allowed to cumulate their shares. Holders of a majority of the shares entitled to be voted at the Annual Meeting must be represented at the Annual Meeting to constitute a quorum for purposes of conducting any business. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum, but will not be counted for any other purpose.

         Each of the proposed actions to be considered requires the affirmative approval of a majority of the votes cast at the Annual Meeting where holders of a majority of the shares issued and outstanding are present in person or by proxy. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Therefore, abstentions and broker non-votes will not have the effect of being considered as votes against any matter considered at the Annual Meeting.

Voting Securities and Principal Shareholders

         The following table sets forth, as of October 9, 2001, certain information that has been provided to the Company with respect to beneficial ownership of shares of the Company's common stock, no par value, for (1) all the persons known to be holders of more than 5% of the Company's voting securities;
(2) each director, (3) each executive officer named in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers"), and (4) all executive officers and directors as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address of the shareholder is the Company's principal executive offices, 7030 Park Centre Drive Salt Lake City, UT 84121.

                                        Amount and
                                        Nature of
                                        Beneficial      Percent of
Name of Beneficial Owner               Ownership (1)       Class
------------------------               -------------    ----------

Kelvyn H. Cullimore, Jr.               834,620  (2)        9.3%
President, CEO, Director

Kelvyn H. Cullimore                    199,104  (3)        2.2%
Chairman of the Board

E. Keith Hansen, M.D.                  307,650  (4)        3.5%
Director

Larry K. Beardall                      209,988  (5)        2.3%
Exec. V.P., Director

Howard L. Edwards                       81,000  (6)         *
Director

Joseph H. Barton                       102,000  (7)        1.2%
Director

Val J. Christensen                      51,000  (8)         *
Director

John S. Ramey                           61,500  (9)         *
Sr. V.P. Operations

All executive officers and           1,816,862 (10)       19.5%
directors as a group (8 persons)

------------------------------

* Less than 1 percent of outstanding shares

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Included in the computation of the number of shares beneficially owned by a person and the percentage ownership of that person are shares of common stock subject to options, warrants, or other convertible instruments held by that person that are exercisable or that become exercisable within 60 days of October 9, 2001. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person.

(2) Includes 571,780 shares owned directly, 102,840 shares owned by Mr. Cullimore's wife and minor children, 30,000 shares owned by a family corporation of which Mr. Cullimore is Vice President, and options for the purchase of 130,000 shares.

(3) Includes 136,191 shares owned directly, 2,913 shares owned by Mr. Cullimore's wife, 30,000 shares owned by a family corporation of which Mr. Cullimore is President, and options for the purchase of 30,000 shares.

(4) Includes 194,650 shares owned directly, 80,000 shares owned by a pension plan as to which Dr. Hansen is a beneficiary and options for the purchase of 33,000 shares

(5) Includes 69,288 shares owned directly, 15,700 shares owned by Mr. Beardall's children and options for the purchase of 125,000 shares.

(6) Includes 36,000 shares owned directly and options for the purchase of 45,000 shares.

(7) Includes 81,000 shares owned directly and options for the purchase of 21,000 shares.

(8)      Includes options for the purchase of 51,000 shares.

(9) Includes 7,000 shares owned directly, 19,500 shares owned by a retirement plan as to which Mr. Ramey is beneficiary and options for the purchase of 35,000 shares.

(10) The calculation of beneficially owned shares of all executive officers and directors as a group eliminates the duplicate entries of 30,000 shares owned by a family corporation which are reflected in the beneficial ownership of both Kelvyn H. Cullimore and Kelvyn H. Cullimore, Jr.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         At the Annual Meeting of Shareholders, seven (7) directors will be elected. The nominees are Kelvyn H. Cullimore, Kelvyn H. Cullimore Jr., Larry K. Beardall, E. Keith Hansen, Joseph H. Barton, Howard L. Edwards, and Val J. Christensen. The Board of Directors has no reason to believe that any nominee named herein will be unable or unwilling to serve. Each nominee presently serves as a director and has consented to be named as a nominee for re-election.

         Assuming a quorum is present for the meeting, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted will be elected as directors of the Company for the ensuing year. Shareholders are not allowed to cumulate votes in the election of directors. Unless marked otherwise, proxies received will be voted FOR the election of each nominee.

Recommendation of the Board
---------------------------

         THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL BOARD NOMINEES NAMED ABOVE.

The Board of Directors
----------------------

         Directors hold office until the next annual meeting of the Company's shareholders and until their successors have been elected or appointed and duly qualified. Executive officers are elected by the Board of Directors at the first meeting after each Annual Meeting of Shareholders and hold office until their successors are elected or appointed and duly qualified. Vacancies on the Board which are created by the retirement, resignation or removal of a director may be filled by the vote of the remaining members of the Board, with such new director serving the remainder of the term or until his successor shall be elected and qualify.

Meetings and Committees
-----------------------

         There were six regular meetings of the Board of Directors held during the fiscal year ended June 30, 2001. No director attended fewer than 75% of the meetings during the fiscal year. The Board has no formal Nominating Committee. The Board has a standing Compensation Committee comprising the outside directors that reviews and approves compensation matters for executive officers and has oversight responsibility for all benefit plans of the Company. Members of the Compensation Committee are: Dr. E. Keith Hansen, Joseph H. Barton, Howard L. Edwards, and Val J. Christensen. The Compensation Committee held three meetings during the year ended June 30, 2001. These same outside directors form the Audit Committee of the Board. The Audit Committee held two meetings during fiscal year 2001.

    The functions of the Audit Committee are (1) to review and approve the selection of, and all services performed by, the Company's independent auditors,
(2) to review the Company's internal controls, and (3) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The following report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such statutes.

                          Report of the Audit Committee

    Dynatronics' Audit Committee (referred to as "we" and "us") is composed entirely of independent directors, and operates under a written charter. The Audit Committee assists the Board in fulfilling their responsibility to shareholders, potential shareholders and the investment community relating to accounting and financial reporting practices.

         The Audit Committee meets with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company's independent auditors and with appropriate Company financial personnel.

    As needed, the Audit Committee meets privately with both the independent auditors and the appropriate Company financial personnel, each of whom has unrestricted access to the members of the Audit Committee. The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors and reviews periodically the auditors' performance and independence from management.

    The directors who serve on the Audit Committee are all "independent" for purposes of Rule 4200(a)(15) of The National Association of Securities Dealers' listing standards and applicable Marketplace Rules. That is, the board of directors has determined that none of the members of the Audit Committee has a relationship to Dynatronics that may interfere with their independence from Dynatronics and its management.

    The committee has adopted a written charter setting out the functions of the Audit Committee. A copy of that charter is attached to this Proxy Statement as Appendix A.

    Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with the committee.

    This year, the Audit Committee reviewed the Company's audited financial statements and met with both management and KPMG LLP, the Company's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

    We have received from and discussed with KPMG LLP the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          Based on these reviews and discussions, we recommended to the board of directors that Dynatronics' audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001.

    Management has advised us that for the year ended June 30, 2001, the Company paid fees to KPMG LLP for services in the following categories:

      Audit fees....................................$  49,300
      Tax work .................................... $  14,500
      Financial Consulting ........................ $   1,000

         We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining KPMG LLP's independence.

                                  Members of the Audit Committee

                                  Howard L. Edwards, Chairman
                                  Dr. E. Keith Hansen
                                  Joseph H. Barton
                                  Val J. Christensen

Litigation Matters
------------------

         There are no material legal proceedings to which any director or executive officer is a party adverse to the Company.

Remuneration of Directors
-------------------------

         Directors who are otherwise employed by and receive remuneration as officers of the Company, are paid $100 per meeting for attendance at regular and special director's meetings. Outside directors are paid an annual director's fee of $3,600. In addition, the Company pays all expenses incurred by directors in connection with attendance at Board meetings.

         Each outside director also participates in an annual bonus program. The full annual bonus per director is an amount equal to one percent of the Company's pre-tax profits. A total of $28,068 was paid to the outside directors under this plan for the fiscal year ended June 30, 2001.

    The following table contains information concerning the directors and executive officers of the Company at October 13, 2001:
                                       Director
                                      or Officer          Position
Name                           Age      Since           with Company
------------------------       ---    ----------    ---------------------
Kelvyn H. Cullimore            66        1983       Chairman of the Board
Kelvyn H. Cullimore, Jr.       45        1983       President, CEO and Director
Larry K. Beardall              45        1986       Executive Vice President of
                                                     Sales and Marketing and
                                                     Director
E. Keith Hansen, M.D.          56        1983       Director
Joseph H. Barton               73        1995       Director
Howard L. Edwards              70        1997       Director
Val J. Christensen             48        1999       Director
John S. Ramey                  50        1992       Sr. Vice President
                                                     of Operations & R&D

         Kelvyn H. Cullimore is the father of Kelvyn H. Cullimore, Jr. No other family relationships exist among officers and directors of the Company.

         Kelvyn H. Cullimore has served as Chairman of the Board of the Company since its incorporation in April 1983. From 1983 until 1992, Mr. Cullimore served as President of the Company. Mr. Cullimore received a B.S. in Marketing from Brigham Young University in 1957, and following graduation, worked for a number of years as a partner in a family-owned home furnishings business in Oklahoma City, Oklahoma. Mr. Cullimore has participated in the organization and management of various enterprises, becoming the president or general partner in several business entities, including real estate, motion picture, and equipment partnerships. From 1979 until 1992, Mr. Cullimore served as Chairman of the Board of American Consolidated Industries (ACI), the former parent company of Dynatronics. From 1986 until 1999, Mr. Cullimore served as President of ITEC Attractions, Inc. (ITEC) and from 1986 to 1997 he served as ITEC's Chairman, President and CEO. Presently, Mr. Cullimore serves on the board of directors of ITEC.

         Kelvyn H. Cullimore, Jr. was elected President and Chief Executive Officer of the Company in December of 1992. He has been a Director since the incorporation of the Company. He served as Secretary/Treasurer of the Company from 1983 until 1992 and Administrative Vice President from 1988 until 1992. Mr. Cullimore graduated from Brigham Young University with a degree in Financial and Estate Planning in 1980. Mr. Cullimore has served on the Board of Directors of several businesses, including Dynatronics Marketing Company and ACI. He currently serves on the Board of ITEC. In addition, he was Secretary/Treasurer of ACI and Dynatronics Marketing Company. From 1983 until 1992 Mr. Cullimore served as Executive Vice President and Chief Operating Officer of ACI.

         Larry K. Beardall was elected Executive Vice President of the Company in December of 1992. He has served as a Director and the Vice President of Sales and Marketing for the Company since July of 1986. Mr. Beardall joined Dynatronics in February of 1986 as Director of Marketing. He graduated from Brigham Young University with a degree in Finance in 1979. Prior to his employment with Dynatronics, Mr. Beardall worked with GTE Corporation in Durham, North Carolina as the Manager of Mergers and Acquisitions and then with Donzis Protective Equipment in Houston, Texas as National Sales Manager. He also served on the Board of Directors of Nielsen & Nielsen, Inc., the marketing arm for Donzis, a supplier of protective sports equipment.

         E. Keith Hansen, M.D. has been a Director of the Company since 1983. Dr. Hansen obtained a Bachelor of Arts degree from the University of Utah in 1966 and an M.D. degree from Temple University in 1972. He has been in private practice in Sandy, Utah since 1976. Dr. Hansen was also a Director of ACI until 1992 and a Director of Mountain Resources Corporation from 1980 to 1988. Currently, Dr. Hansen serves as a Director of Accent Publishers, a privately held company, based in Salt Lake City, Utah.

         Joseph H. Barton was elected a Director in November 1995, and began serving in January 1996. Mr. Barton received a Civil Engineering degree from the University of California at Berkeley and has held various executive positions including President of J.H. Barton Construction Company, Senior Vice President of Beverly Enterprises, and President of KB Industries, a building and land development company. Most recently, Mr. Barton served as Senior Vice President of GranCare, Inc. from 1989 to 1994 and currently is a consultant for Covenant Care, a company that owns and manages long-term care facilities throughout the United States.

         Howard L. Edwards was elected a Director in January 1997. From 1968 to 1995 Mr. Edwards served in various capacities at Atlantic Richfield Company
(ARCO) and its predecessor, the Anaconda Company, including corporate secretary, vice president, treasurer and general attorney. In addition, Mr. Edwards was a partner in the law firm of VanCott, Bagley, Cornwall and McCarthy, in Salt Lake City, Utah. He graduated from the George Washington University School of Law in 1959 and received a bachelor's degree in Finance and Banking from Brigham Young University in 1955.

         Val J. Christensen was appointed to the Board in January 1999. Since 1996, Mr. Christensen has served as Executive Vice President of Franklin Covey Company, where he has also served as General Counsel since 1990. He also served on Franklin's Board of Directors from 1991 to 1997. Prior to joining Franklin, Mr. Christensen was engaged in the private practice of law with the international law firm of LeBoeuf, Lamb, Leiby & MacRae, specializing in general business and business litigation matters. Following graduation from law school in 1980, Mr. Christensen served as a law clerk to the Honorable James K. Logan of the United States Tenth Circuit Court of Appeals. He is an honors graduate of the Brigham Young University School of Law and served as articles editor of the BYU Law Review.

         John S. Ramey joined the Company in December 1992 as Vice President of Research and Development and currently serves as Senior Vice President of Operations. Prior to joining the Company, Mr. Ramey worked for 16 years with Phillips Semi- conductors--Signetics, an integrated circuit manufacturing company as Manager of Product Engineering. From 1983 to 1989 Mr. Ramey also served as President of Enertronix, a small public corporation. Since 1989 Mr. Ramey has served as Vice President of JRH Technology, a private engineering firm. Mr. Ramey earned his MBA degree in 1991 from the University of Phoenix (in Salt Lake City, Utah) and a BS degree in electronics in 1977 from Brigham Young University.

Certain Relationships and Related Transactions
----------------------------------------------

         Except as described in this Proxy Statement under the captions, "Employment Contracts" and "Salary Continuation Plan," during the two years ended June 30, 2001 the Company was not a party to any transaction in which any director, executive officer or shareholder holding more than 5% of the Company's issued and outstanding common stock had a direct or indirect material interest.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file initial reports of ownership and report changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended June 30, 2001, the Company believes that during its 2001 fiscal year all Section 16(a) filings applicable to these Reporting Persons were filed timely except that due to a clerical oversight by the Company, each of the Reporting Persons filed untimely reports regarding stock options granted during the fiscal year.

Executive Compensation
----------------------

    The compensation of the Company's chief executive officer and all executive officers whose total cash compensation during the fiscal year ended June 30, 2001 exceeded $100,000 (collectively, the "Named Executive Officers") is shown below.

                           Summary Compensation Table

         The following table summarizes the compensation of the Chief Executive Officer of the Company and the Company's three most highly paid executive officers at June 30, 2001, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 during the year then ended (collectively the "Named Executive Officers") and the amounts earned by each of them during the past three fiscal years:

Summary Compensation Table

                                                                              Long-term
                                            Annual Compensation             Compensation
                                   -----------------------------------   ------------------
                                                          Other Annual       Securities        All Other
                                                          Compensation   Underlying Options  Compensation($)
     Position               Year   Salary ($)   Bonus        ($)(1)           /SARs(#)              (2)
------------------------    ----   ----------  -------    ------------   ------------------  ---------------
Kelvyn H. Cullimore, Jr.    1999    $109,011   $44,434       $10,757            0/0              $      -
  CEO/President             2000    $109,011   $17,417       $10,414            0/0              $      -
                            2001    $109,011   $21,228       $11,232         30,000/0            $      -

Kelvyn H. Cullimore         1999    $ 56,108   $35,964       $ 6,828            0/0              $      -
  Chairman of the Board     2000    $105,000   $28,633       $15,006            0/0              $481,894
                            2001    $131,250   $35,378       $16,363         30,000/0            $      -

Larry K. Beardall           1999    $ 99,483   $59,244       $10,402            0/0              $      -
  Executive Vice President  2000    $ 99,483   $23,223       $ 9,944            0/0              $      -
                            2001    $ 99,483   $28,304       $10,762         25,000/0            $      -

John S. Ramey               1999    $ 84,300   $29,623       $ 8,918            0/0              $      -
  Senior Vice President     2000    $ 84,300   $11,612       $ 7,872            0/0              $      -
                            2001    $ 84,300   $14,151       $ 8,124         20,000/0            $      -


(1) The Company provides automobiles for certain executive officers and pays all vehicle operating expenses. The Company also provides life insurance for its officers. The amount of this column includes the approximate value of these benefits to the Named Executive Officer.

(2) Includes amounts received in settlement of compensation payable under a salary continuation plan, as discussed below in greater detail.

         During the most recent completed fiscal year, the Company made no awards under any long-term incentive plan. The Company has never granted stock appreciation rights.


Employment Contracts
--------------------

    The Company has entered into written employment contracts with two executive officers, Kelvyn H. Cullimore, Jr., President and Chief Executive Officer, and Larry K. Beardall, Executive Vice President. The initial terms of these contracts run through the end of the Company's fiscal year in 2003. Both contracts may be renewed automatically, subject to the right of either party to terminate the agreements upon 90 days notice made prior to the last day of the initial term or any renewal term. The contract extensions would extend each contract for up to an additional ten years (five renewal terms of two years each). The compensation package under each contract includes an auto allowance, an annual bonus based on pre-tax operating profit of the Company (at rates established by the Compensation Committee), and stock options granted under the Company's 1992 Stock Option Plan, as amended and restated. Each officer also participates in the salary continuation plan and receives other welfare and employee benefits that are standard in such agreements, including, by way of example, health insurance and disability coverage, paid vacation and Company-paid life insurance. The contracts also contain a provision granting the executives certain rights and protections in the event of a change in control of the Company. Among other things, the change of control provision of the contracts provide for severance payments to the executives if their employment is discontinued as a result of the change of control of the Company.

    The employment agreements described above terminate upon the death or disability of the executive or termination of the employment for cause. The agreements also contain covenants of the executives that, during the term of their employment and continuing for a specified period after the termination of their employment for any reason, with or without cause, they will not compete with the Company or make use of or disclose confidential information of the Company.

Bonus Plan
----------

         The Company maintains a discretionary incentive bonus plan administered by the Compensation Committee. Pursuant to the plan, the Compensation Committee granted incentive bonuses to certain officers and employees of the Company during the year ended June 30, 2001. The total amount of bonuses paid for the fiscal year was $199,695 of which $99,061 was paid to Named Executive Officers, and is included under the "Bonus" heading in the Summary Compensation Table.

Salary Continuation Plan
------------------------

         During fiscal year 1988, the Company's Board of Directors adopted a Salary Continuation Agreement for certain Named Executive Officers of the Company. This agreement provides for a pre-retirement benefit to be paid to the officer's designated beneficiary in the event he dies before reaching age 65 and a retirement benefit to be paid upon reaching age 65. The pre- retirement benefit provides for payment of 50% of the officer's compensation at the time of death up to $75,000 annually for a period of 15 years or until the officer would have reached age 65, whichever is longer. The retirement benefit provides the officer $75,000 annually for a period of 15 years. Presently, Kelvyn H. Cullimore, Jr. and Larry K. Beardall are covered under this plan. Until April 2000, Kelvyn H. Cullimore, the Company's Chairman of the Board was also covered under this plan.

         Funding for obligations arising in connection with the Agreement is provided by life insurance policies on the participating officers, of which the Company is the owner and beneficiary. The face amounts of the policies have been determined so that sufficient cash values and death benefits will be provided to meet the obligations as they occur. In fiscal year 2001, the Company expensed $19,185 relating to salary continuation obligations under the Agreement.

     In April 2000, the Company entered into a settlement agreement with Kelvyn
H. Cullimore with respect to his Salary Continuation Agreement as Chairman of the Board of Directors. Under the terms of the settlement, the Company made a lump sum payment of $481,894 and terminated his Salary Continuation Agreement. The payment was funded from the surrender of a life insurance policy that was used as the funding vehicle for his Salary Continuation Agreement. The surrender of the life insurance policy resulted in income tax expense of approximately

$79,000 since the tax basis of the policy was lower than the amount received by the Company. The settlement with Mr. Cullimore eliminated approximately $500,000 in expenses over the subsequent 15 years, and would have reduced net income of the Company in those future periods.

401(k) Plan
-----------

         The Company has adopted a 401(k) Plan. Employees who are age 20 and have completed at least six months of service with the Company are eligible to participate in the 401(k) Plan.

         Eligible employees may make contributions to the 401(k) Plan in the form of salary deferrals up to 15% of total compensation, not to exceed $10,500, the maximum allowable amount of salary deferrals for calendar 2000. The Company matches annual employee contributions at 25% of employee contributions, up to a maximum of $500 per employee per year.

         Participants under the 401(k) Plan are 100% vested in their salary deferral contributions and vest 20% per year after 2 years of participation in Company matching contributions. Amounts deferred by Named Executive Officers under the 401(k) Plan are included under "Salary" in the Summary Compensation Table. Amounts contributed by the Company for each Named Executive Officer are included in the "Other Compensation" column in the table above.

Stock Option Grants in Fiscal Year 2001
---------------------------------------

         During fiscal year 2001, options to purchase 446,321 common shares of the Company's stock were granted under the 1992 Stock Option Plan to employees, officers, outside directors and one non-employee of the Company. A total of 105,000 options were granted to the Named Executive Officers during the fiscal year ended June 30, 2001. The options that were granted give the participant the right to purchase common stock of the Company and are exercisable one year (minimum) from the date of grant. The weighted average per share exercise price of these options was $1.31. In addition, during fiscal year 2001, the Company issued 80,000 options to purchase common stock in connection with a license agreement with Alan Neuromedical Technologies ("ANT"). The exercise prices of the options range from $1.08 to $4.00. The options granted to ANT were not issued under the Company's stock option plan.

    The following table sets forth information concerning grants of stock options made during the fiscal year ended June 30, 2001 to the Named Executive Officers.

                      Option/SAR Grants in Last Fiscal Year
                               (Individual Grants)

                                                                       Potential Realizable Value at Assumed
                                                                      Annual Rates of Stock Price Appreciation
                                         Individual Grants                       for Option Term
                           -----------------------------------------  ----------------------------------------
        (a)                    (b)            (c)            (d)         (e)           (f)       (g)
                            Number of      % of Total
                            Securities    Options/SARs
                            Underlying     Granted to     Exercise
                           Options/SARs   Employees in     or Base    Expiration
       Name                Granted (#)    Fiscal Year       Price      Date (1)           5%           10%
------------------------   ------------   -----------    -----------  ----------       -------       -------
Kelvyn H. Cullimore           30,000         6.7%           $1.13      11/17/05        $ 9,366       $20,696

Kelvyn H. Cullimore, Jr.      30,000         6.7%           $1.13      11/17/05        $ 9,366       $20,696

Larry K. Beardall             25,000         5.6%           $1.13      11/17/05        $ 7,805       $17,247

John S. Ramey                 20,000         4.5%           $1.13      11/17/05        $ 6,244       $13,798

--------------------------

(1) Options shall be 100% vested after one year from the date of grant.

Stock Options Outstanding
-------------------------

         The following table sets forth certain information, including the fiscal year-end value of unexercised stock options held by the Named Executive Officers. No Named Executive Officer exercised any options during the year ended June 30, 2001.

                 Aggregated Option Exercises in Last Fiscal Year
                        And Fiscal Year-End Option Values

                                                                  Number of Securities
                                                                      Underlying        Value of Unexercised
                                                                  Unexercised Options   In-the-Money Options
                                    Shares                             at 6/30/2001      /SARs At 6/30/2001
                                 Acquired on      Value Realized    (#) Exercisable/      ($) Exercisable/
         Name                    Exercise (#)           ($)           Unexercisable       Unexercisable (1)
-------------------------        -----------       ------------      ----------------     ----------------
Kelvyn H. Cullimore, Jr.              -            $        -         125,000/30,000      $173,750/$35,400

Kelvyn H. Cullimore                   -            $        -          10,000/30,000      $ 15,900/$35,400

Larry K. Beardall                     -            $        -         120,000/25,000      $165,800/$29,500

John S. Ramey                         -            $        -          30,000/20,000      $ 43,950/$23,600



(1) Value is based on the fair market value of the Company's common stock on June 30, 2001. Values indicated reflect the difference between the exercise price of the unexercised options and the market value of shares of common stock on June 30, 2001. The closing bid price of the common stock on June 30, 2001, the last trading date in the Company's fiscal year, as reported by NASDAQ, was $2.31 per share. The exercise prices for the options listed above range between $.72 and $1.13 per share.


             PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                   AMENDED AND RESTATED 1992 STOCK OPTION PLAN

General Information
-------------------

         On August 18, 1992, the Company's Board of Directors adopted the Dynatronics Corporation 1992 Stock Option Plan (the "Option Plan"). The Option Plan was amended and restated in 1995 by the Board of Directors and the shareholders. The purpose of the Option Plan is to attract and retain executives and other key employees, directors and consultants, as well as to reward such persons who contribute to the achievement of the Company's success, by giving them a proprietary interest in the Company. The Option Plan authorizes the granting of stock options and is administered by the Compensation Committee of the Board of Directors.

Amendment to the Plan
---------------------

         The Company is submitting for shareholder approval an amendment to the Option Plan to extend the term of the Option Plan from August 18, 2002 until September 18, 2011. No other changes or modifications to the Plan are proposed at this time.

    The Option Plan currently authorizes the issuance of shares of common stock pursuant to awards granted under the Option Plan. The Board of Directors has amended the Option Plan, subject to shareholder approval, to extend the term of the Option Plan to September 18, 2011 in order to continue to facilitate the Company's goal of attracting and retaining executives and other key employees, directors and consultants, as well as to reward those persons who contribute to the Company's success.

Recommendation of the Board
---------------------------

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN AS SET FORTH IN PROPOSAL #2.

               PROPOSAL 3 - RATIFICATION OF SELECTION OF AUDITORS

         The firm of KPMG LLP served as independent public accountants for the Company for the fiscal year ended June 30, 2001. The Audit Committee of the Board has recommended, and the Board of Directors has selected the firm to continue in this capacity for the current fiscal year ending June 30, 2002, subject to ratification by the shareholders. Accordingly, the shareholders have been asked to approve and ratify the selection of KPMG LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending June 30, 2002, and to perform other appropriate services. If the stockholders fail to ratify the selection, the Board of Directors will reconsider its decision.

Recommendation of the Board
---------------------------

         THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL #3 RATIFYING THE SELECTION OF KPMG LLP AS AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2002.

         Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and may be available to respond to appropriate questions. During the two most recent fiscal years, there has been no resignation or dismissal of the independent public accountants engaged by the Company.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

         Regulations adopted by the Securities and Exchange Commission require that shareholder proposals must be furnished to the Company a reasonable time in advance of the meeting at which the action is proposed to be taken. Shareholder proposals intended to be presented at next year's 2002 Annual Meeting of the Company's Shareholders must be received by the Company at its corporate headquarters on or before July 31, 2002, in order to be included in the Proxy Statement and Form of Proxy relating to that meeting. Receipt of a shareholder proposal does not necessarily guarantee that the proposal will be included in the proxy. If a shareholder intends to propose any matter for a vote at the Annual Meeting of Shareholders to be held in 2002, but fails to notify the Company of such intention prior to the date indicated above, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                             ADDITIONAL INFORMATION

            The Company will provide, without charge, to each shareholder to whom this proxy statement is delivered, upon written or oral request, a copy of the Company's annual report on Form 10-KSB for the year ended June 30, 2001, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Such document shall be sent by first class mail or other equally prompt means. Written or oral requests for such information should be directed to Mr. Bob Cardon, Corporate Secretary, Dynatronics Corporation, 7030 Park Centre Drive, Salt Lake City, UT 84121.

                                     DYNATRONICS CORPORATION
                                     By order of the Board of Directors


                                      /s/ Bob Cardon
                                     -------------------------
                                     Bob Cardon, Corporate Secretary